Exhibit 99.7(b)

FRONTEGRA STRATEGIES, LLC

400 Skokie Boulevard, Suite 500

Northbrook, Illinois 60062

AGREEMENT FOR THE SALE OF SHARES

OF IRONBRIDGE FUNDS, INC.

Ladies and Gentlemen:

We have entered into a Distribution Agreement with IronBridge Funds, Inc. (the “Corporation”), a Maryland corporation registered as a management investment company under the Investment Company Act of 1940 (the “1940 Act”), in connection with its four (4) series, and such other series as may be added to the Corporation in the future (collectively, the “Funds”) pursuant to which we have been appointed distributor of shares of the Funds.

This Sales Agreement (the “Agreement”), being made between Frontegra Strategies, LLC (the “Distributor”) and the undersigned authorized dealer or financial intermediary (“you”), relates to the services to be provided by you pursuant to this Agreement.

1.             You may provide distribution assistance and account maintenance and personal services in accordance with applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to those of your customers who may from time to time directly or beneficially own shares of the Funds.  You agree that you will only offer and sell shares of the Funds at the public offering prices that are currently in effect, in accordance with the terms of the then current prospectuses of the Funds.

2.             You shall be permitted to receive and cause to be processed orders for the purchase, exchange or redemption of shares of the Funds for customers on each business day that the New York Stock Exchange is open for business and that a Fund’s net asset value is determined (“Business Day”).  If you receive an order for Fund shares prior to the cut-off time established in the Fund’s prospectus, you shall treat such order as having been received on that Business Day.  If you receive an order for Fund shares after the cut off time in the Fund’s prospectus, you shall not treat such order as having been received on such Business Day.

3.             You shall furnish the Funds and us with such information as shall reasonably be requested either by the directors or officers of the Corporation or by us with respect to the services provided pursuant to this Agreement, including but not limited to blue sky sales reports.

4.             Orders shall be placed either directly with the Funds’ transfer agent in accordance with such procedures as may be established by the transfer agent or us, or with the transfer agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC.  In addition, all orders are subject to acceptance or rejection by the Distributor or the relevant Fund in the sole discretion of either.  Purchase orders shall be subject to receipt by the Funds’ transfer agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements set forth in the Funds’ Registration Statement (“Registration Statement”) (as the same is in effect from time to time).

5.             Settlement of transactions shall be in accordance with such procedures as may be established by the transfer agent or us, if applicable, the rules of the NSCC.  If payment is not received, we and the Funds reserve the right forthwith to cancel the sale, or at the option of the Funds or us to sell such shares at the then prevailing net asset value, in either case you agree to be responsible for any loss resulting to the Fund and/or to us from your failure to make payments as aforesaid.

6.             For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor.  Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the Registration Statement.  By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) arising out of or resulting from (i) requests, directions, actions or inactions of or by you or your officers, employees or agents or, (ii) the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by you or your clients, or (iii) your breach of any of the terms of this Agreement.  Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

7.             We may enter into other similar agreements with any other person without your consent.

8.             You represent that you are registered as a broker/dealer under the Securities Exchange Act of 1934, as amended, and a member of FINRA and agree to maintain membership in FINRA or that you are not required to be so registered as a broker/dealer or be a member of FINRA.  To the extent applicable, you agree to abide by all the rules and regulations of the Securities and Exchange Commission (“SEC”) and FINRA which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Rule 2830 of FINRA Conduct Rules, as it may be amended from time to time.  You shall comply with all applicable laws including state and federal laws and the rules and regulations of authorized regulatory agencies.  You will not sell or offer for sale shares of any Fund in any state or jurisdiction where (i) you are not qualified to act as a dealer or exempt from qualification as a dealer or (ii) the shares are not qualified for sale or exempt from qualification, including under the blue sky laws and regulations of such state.  You agree to notify us immediately if any license or registration to act as a broker-dealer that you currently hold or subsequently obtain is revoked or suspended by any federal, self-regulatory or state agency.  We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under federal law or your qualification under any applicable law or regulation to offer or sell shares of the Funds.

9.             You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place a comprehensive anti-money laundering compliance program that includes:  internal policies, procedures and controls for complying with the USA PATRIOT Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function.  You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) and have an OFAC compliance program in place that satisfies all applicable laws and regulations.  You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase shares of the Funds, you will assume responsibility for compliance with the foregoing laws and regulations in regard to such customers.  You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of shares of the Funds; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers.

10.           You agree to maintain all records required by law relating to transactions involving shares of the Funds, and upon the request of us or the Corporation, promptly make such of these records available to us or the Corporation’s agents as are requested.  In addition you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Corporation’s administrator, to enable the Corporation to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

11.           You agree to provide the Fund, promptly upon written request of the Fund or the Distributor, the taxpayer identification number, the individual taxpayer identification number, or other government-issued identifier, if known, of any or all shareholders of the Fund and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or the account of the shareholder(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of the Fund held through an account maintained by you during the period covered by the request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.  If requested by the Fund or us, you agree to use best efforts to determine promptly whether any specific person about whom you have received the identification and transaction information specified in this Section 11 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or us, promptly either (a) provide (or arrange to have provided) the information set forth above for those shareholders who hold an account with an indirect intermediary or (b) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.  You additionally agree to inform the Fund whether you plan to perform (a) or (b).  Responses required by this Section 11 must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.  We agree not to use the information received for marketing or any other similar purpose without your prior written consent.

12.           You hereby certify that you are in compliance with and will continue to comply with the applicable provisions of Regulation S-P, which permits financial institutions, such as the Funds, to disclose “nonpublic personal information” (“NPI”) of its “customers” and “consumers” to affiliated and non-affiliated persons of the Funds for the limited purposes of processing and servicing transactions, for specified law enforcement and miscellaneous purposes or as a service provider or in connection with joint marketing arrangements.  You hereby acknowledge that we, the Corporation and the Funds may receive and disclose NPI to you as agent for the Funds but solely in fulfilling your contracted obligations under this Agreement in the ordinary course of business to support to Funds and their shareholders.  You hereby agree to be bound to use and disclose NPI only for the limited purposes set forth in the first sentence of this Section 12.  You represent and warrant that you have implemented safeguards by adopting policies and procedures reasonably designed to insure the security and confidentiality of NPI, to protect against any anticipated hazards or threats to the security or integrity of NPI and to protect against unauthorized access to or use of NPI that could result in substantial harm or inconvenience to any shareholder of the Funds.  The provisions of this Section 12 shall survive the termination of this Agreement.

13.           Either party to this Agreement may terminate this Agreement by giving ten (10) days’ written notice to the other.  This Agreement will terminate automatically if: (i) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is brought under any federal or state law by or against you; (ii) your registration with the SEC as a broker-dealer is suspended or revoked and you are not otherwise exempt from registration; (iii) your FINRA membership is suspended or revoked and you are not otherwise exempt from such membership; (iv) you and your representatives are not licensed or qualified in a state or other jurisdiction in which you sell shares of the Funds and there is not an applicable exemption, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you, or (vi) the Distribution Agreement between us and a Fund is terminated.  This Agreement also will terminate automatically in the event of its assignment as that term is defined in the 1940 Act.  We may, in our sole discretion, modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

14.           The provisions of the Distribution Agreement, insofar as they relate to our obligations hereunder, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us.  All communications to us should be sent to the address shown on the first page of this Agreement.  Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

15.           This Agreement shall be construed in accordance with the laws of the State of Delaware, excluding the laws on conflicts of laws.

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FRONTEGRA STRATEGIES, LLC
Name of Dealer or Financial Intermediary	400 Skokie Boulevard, Suite 500
(Please Print or Type)*	Northbrook, Illinois 60062

Address of Dealer or Financial Intermediary

By:	By:
Authorized Officer	Authorized Officer

Print Name	Print Name

Date:	Date:

Phone:

*NOTE:	Please sign and return both copies of this Agreement to Frontegra Strategies, LLC, Attention: Melissa Erickson. Upon acceptance, one countersigned copy will be returned to you for your files.